Exhibit 99.1

HOSSEIN FATEH RESIGNS AS VICE CHAIRMAN AND A DIRECTOR
WASHINGTON, DC, November 13, 2015 -- DuPont Fabros Technology, Inc. (NYSE: DFT) today announced that Hossein Fateh, the Company’s co-founder, has resigned from his position as Vice Chairman and from the Company’s Board of Directors effective today.
“We are grateful for Hossein Fateh’s leadership and many contributions to DuPont Fabros Technology,” said Lammot J. du Pont, co-founder and Chairman of the Board of the Company. “As DFT’s first Chief Executive Officer, Hossein led the Company through a period of significant growth and through the aftermath of the 2008 global financial crisis. He was a pioneer in the data center sector and an innovator of data center design. His leadership has left a lasting mark on the Company and the industry. In the eight years since our IPO, the Company’s data center portfolio has grown three times in size. DFT has become the wholesale data center provider of choice for many of the world’s leading technology, Internet and enterprise companies.”
“I am very proud of the Company that Lammot du Pont and I founded,” said Hossein Fateh. “I believe that DFT is well positioned to take advantage of the market opportunities being created by the growth in cloud computing and data capacity requirements, as well as the evolution of data center outsourcing. DFT has a compelling strategic plan and a solid leadership team. With the succession process completed, I now can devote my attention full time to other interests.”
About DuPont Fabros Technology, Inc.
DuPont Fabros Technology, Inc. (NYSE: DFT) is a leading owner, developer, operator and manager of enterprise-class, carrier neutral, multi-tenant wholesale data centers. The Company's facilities are designed to offer highly specialized, efficient and safe computing environments in a low-cost operating model. The Company's customers outsource their mission critical applications and include national and international enterprises across numerous industries, such as technology, Internet content providers, media, communications, cloud-based, healthcare and financial services. The Company's 12 data centers are located in four major U.S. markets, which total 2.9 million gross square feet and 257 megawatts of available critical load to power the servers and computing equipment of its customers. DuPont Fabros Technology, Inc., a real estate investment trust (REIT), is headquartered in Washington, DC. For more information, please visit www.dft.com.